Exhibit 11

          InterCounty Bancshares, Inc. and Subsidiaries
      Computation of Consolidated Earnings Per Common Share
       For the Three Months Ended March 31, 2000 and 1999
        (in thousands, except shares and per share data)

                                         For the Three Months
                                           Ended March 31,
                                         -------------------
                                           2000          1999
Net income                           $    1,318    $    1,236
                                      =========     =========
Weighted average
  common shares issued                3,188,314     3,180,364

  Less-Unreleased common shares
    held by ESOP                         13,253        17,206
                                      ---------     ---------
  Weighted average number of
    shares outstanding used in
    the calculation of basic
    earnings per common share         3,175,061     3,163,158

  Add -Dilutive effect of stock
    options (1)                          37,076        80,446
                                      ---------     ---------
Adjusted weighted average number
of shares outstanding used in the
calculation of diluted earnings
per common share                      3,212,137     3,243,604
                                      =========     =========

Basic earnings per common share           $0.42         $0.39

Diluted earnings per common share          0.41          0.38

(1) There is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $23.00 at March 31, 2000, and $27.00 at March 31, 1999.